Exhibit 99.1

Contact: Kevin Bordosky Senior Director, Investor Relations (281) 647-4035

Diamond Offshore Announces Pricing of $550 Million Upsized Private Placement of 8.500% Senior Secured Second Lien Notes Due 2030

HOUSTON, September 12, 2023 — Diamond Offshore Drilling, Inc. (NYSE: DO) and its wholly-owned subsidiaries, Diamond Foreign Asset Company and Diamond Finance, LLC (together, the “Issuers”), announced today the pricing of the Issuer’s private placement (the “Offering”) under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), of $550 million in aggregate principal amount of 8.500% Senior Secured Second Lien Notes due 2030 (the “Notes”). The Offering was upsized to $550 million from the original offering size of $500 million in aggregate principal amount of Notes. The Notes will mature on October 1, 2030 and will be issued at par. The Offering is expected to close on September 21, 2023, subject to customary closing conditions.

The Company intends to use the net proceeds from the Offering to fully repay and terminate its term loan credit facility, redeem in full its Senior Secured First Lien PIK Toggle Notes due 2027 and repay all of the borrowings outstanding under its senior secured revolving credit agreement. The Company intends to use any remaining net proceeds for general corporate purposes.

The securities to be offered and sold have not been registered under the Securities Act, or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company plans to offer and sell the securities only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

ABOUT DIAMOND OFFSHORE

Diamond Offshore is a leader in offshore drilling, providing innovation, thought leadership and contract drilling services to solve complex deepwater challenges around the globe.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” “believe,” “should,” “could,” “would,” “may,” “might,” “will,” “will be,” “will continue,” “will likely result,” “project,”

“forecast,” “budget” and similar expressions and specifically include statements regarding the Offering and the use of proceeds therefrom. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated. For additional information regarding known material risks, you should also carefully read and consider the Company’s most recent annual report on Form 10-K, which is available on the Securities and Exchange Commission’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement, and the Company undertakes no obligation to update or revise any forward-looking statements, except as required by law.